Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form S-1 Registration Statement filed by MedPro Safety Products, Inc. on February 11, 2008 of our report dated August 13, 2007 on the 2006 and 2005 consolidated financial statements of MedPro Safety Products, Inc.. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Rodefer Moss & Co., PLLC
Rodefer Moss & Co., PLLC
Knoxville, Tennessee February 11, 2008